Exhibit 99.B(d)(9)

AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT
SEI TAX EXEMPT TRUST

THIS AMENDMENT to the Investment Sub-Advisory Agreement for the SEI Tax Exempt Trust (“STET”) between Neuberger Berman Fixed Income LLC (“NBFI”) and SEI Investments Management Corporation, a Delaware corporation (the “Adviser”), is made effective as of the [1st day of January 2016].

WHEREAS, NBFI and the Adviser previously entered into an Investment Sub-Advisory Agreement dated as of May 4, 2009 (the “Agreement”); and

WHEREAS, the parties desire to amend the contract to reflect NBFI’s change of name to Neuberger Berman Investment Advisers LLC (“NBIA”);

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1.  Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

2.  To the extent that the Agreement conflicts with this Amendment, the Amendment will control.

3.  All references in the Agreement to “Neuberger Berman Fixed Income LLC” are hereby deleted in their entirety and replaced with “Neuberger Berman Investment Advisers LLC”.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement on the date first above written.

Agreed and Accepted:

SEI Investments Management Corporation		Neuberger Berman Investment Advisers LLC (f/k/a Neuberger Berman Fixed Income LLC)

/s/ William T. Lawrence		/s/ Robert Conti
Name:	William T. Lawrence	Name:	Robert Conti
Title:	Vice President	Title:	MD